ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333–156695 Dated December 6, 2011

Media Release: December 6, 2011

UBS ANNOUNCES MONTHLY CHANGES TO THE UBS NEXT GENERATION INTERNET INDEX

New York, December 6, 2011 – UBS Investment Bank announced today that following the close of business on December 6, 2011, the following changes to the UBS Next Generation Internet Index (NYSE ticker symbol “NETIPO”) will be implemented.

Index Additions:	Groupon, Inc. (Ticker: GRPN); Angie’s List Inc. (Ticker: ANGI); Digital Domain Media Group, Inc. (Ticker: DDMG); SciQuest, Inc. (Ticker: SQI); and The Active Network, Inc. (Ticker: ACTV)

Index Deletions:	Makemytrip Ltd. (Ticker: MMYT) and Carbonite Inc. (Ticker: CARB)

About the UBS Next Generation Internet Index

The UBS Next Generation Internet Index (the “Index”) is intended to measure, on a total-return basis, the performance of a subset of Internet-related companies listed on the NYSE or NASDAQ that satisfy specified market capitalization and other eligibility requirements. The Index provides exposure specifically to those Internet-related companies that have been publicly traded for less than three years. The Index currently serves as the reference index for the ETRACS Next Generation Internet ETN (NYSE: EIPO) and the ETRACS Monthly 2xLeveraged Next Generation Internet ETN (NYSE: EIPL). Standard & Poor’s Financial Services LLC serves as the calculation agent for the Index.

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities, ETRACS, are exchange-traded notes (ETNs), an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETNs offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG (“UBS”), are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275).

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. The UBS Next Generation Internet Index is the exclusive property of UBS. UBS has contracted with Standard & Poor’s to maintain and calculate the “UBS Next Generation Internet Index”. S&P shall have no liability for any errors or omissions in calculating the Index. UBS Securities LLC (the “Index Sponsor”) makes no representation or warranty, express or implied, regarding the appropriateness of investing in products referenced to the UBS Next Generation Internet Index (“Index”), securities or other financial products in general or of the ability of the Index to track the market performance of Internet companies or the equity markets or other financial markets in general. Other than determining the initial Index methodology, the Index Sponsor has no discretion in determining the constituents of the Index and any amendment thereto, and the Index Sponsor has no obligation to consider the needs of any counterparties or investors that have products referenced to the Index. The Index Sponsor has all proprietary rights with respect to the Index. Any third party product based on or in relation to the Index (“Product”) may only be issued upon the prior written approval of the Index Sponsor and upon the execution of a license agreement between the Index Sponsor and the party intending to launch a Product. In no way does the Index Sponsor, endorse or have any other involvement in the issue and offering of a Product. The Index Sponsor makes no representation or warranty, express or implied, to the holders of the Products or any member of the public regarding the advisability of investing in the Product or other financial products generally or in securities particularly, or as to results to be obtained from the use of the Index or from the Product. Past performance of the Index is not necessarily indicative of future results. NEITHER THE INDEX SPONSOR NOR UBS GUARANTEES THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER THE INDEX SPONSOR NOR UBS SHALL HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL THE INDEX SPONSOR OR UBS AG HAVE ANY LIABILITY FOR ANY LOST PROFITS OR PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. Other marks may be trademarks of their respective owners. All rights reserved.

Media Enquiries

New York:	Michelle A. Lee	+1 212 333 3810

Notes to Editors

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. We combine our wealth management, investment banking and asset management businesses with our Swiss operations to deliver superior financial solutions.

UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its employees working in the Americas, 37% in Switzerland, 16% in the rest of Europe and 10% in Asia Pacific. UBS employs about 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

www.ubs.com/media